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                                                                    EXHIBIT 99.1

                                           FOR:     SKILLSOFT PLC

                                                    COMPANY CONTACT:
                                                    Tom McDonald
                                                    Chief Financial Officer
                                                    (603) 324-3000, x4232

                                                    INVESTOR CONTACTS:
                                                    Michael Polyviou/Kirin Smith
                                                    Financial Dynamics
                                                    (212) 850-5748

              SKILLSOFT REPORTS SECOND QUARTER FISCAL 2005 RESULTS;

                    SECOND QUARTER REVENUE OF $50.6 MILLION;

                       ACQUIRES VIRTUAL CLASSROOM SOFTWARE

NASHUA, NH, SEPTEMBER 1, 2004 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of enterprise e-learning courseware and Referenceware(R) for business and IT professionals, today announced financial results for its fiscal second quarter ended July 31, 2004.

SECOND QUARTER RESULTS

The Company reported total revenue of $50.6 million for the quarter ended July 31, 2004, the second quarter of the fiscal year ending January 31, 2005 (fiscal
2005), which represented a 12% increase over the $45.1 million reported in the fiscal 2004 second quarter. Gross margin was 90% for its fiscal 2005 second quarter compared to 91% for its fiscal 2004 second quarter.

The Company reported net income of $1.4 million, or $0.01 per basic and diluted share, for its fiscal 2005 second quarter. Fiscal 2005 second quarter net income includes a charge of $2.3 million, or $0.02 per basic and diluted share, for purchased technology and related costs in connection with the Company's acquisition of virtual classroom software (as discussed further below) and restructuring and other non-recurring expenses of $1.1 million, or $0.01 per basic and diluted share. Fiscal 2005 second quarter net income was also impacted by the Company's revision of its projected tax rate for the year. The Company now expects to record a tax provision for fiscal 2005 in a range of 4.5% to 6.0% compared to its previously estimated tax provision range of 28.0% to 32.0%. This change in effective tax rate is based primarily upon the Company's ability to realize the full benefit of certain tax deductions related to that portion of the NETg settlement paid in fiscal 2005. The effective tax rate change resulted in a tax benefit in the fiscal 2005 second quarter of $1.1 million, or $0.01 per basic and diluted share.

SkillSoft reported a net loss of $53.2 million, or $0.53 per basic and diluted share, for the fiscal 2004 second quarter, which included $44.0 million, or $0.44 per basic and diluted share, for the settlement of its NETg litigation and restructuring and other non-recurring expenses of $5.0 million, or $0.05 per basic and diluted share, primarily for costs incurred due to the restatement of the historical SmartForce PLC financial statements.

"We are pleased that our second quarter results are in line with the revenue and EPS ranges we discussed at the end of the first quarter. Nevertheless, we continue to devote significant effort to growing our sales going forward in a challenging market for IT spending" said Chuck Moran, President and Chief Executive Officer. "One strategy for sales growth that we are pursuing is the investment in
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new products that will create new business opportunities for the Company. As part of this strategy, we are very excited about the virtual classroom blended learning solution that we plan to introduce in the fourth quarter of fiscal 2005. We view this new product offering, which is based on technology we acquired in the second quarter, as a sales growth opportunity that fits our financial model of high gross margins, can be sold through our existing sales channels, provides us with a competitive differentiator and continues to increase SkillSoft's offerings that address our customers' blended learning solution requirements," commented Moran.

The Company's gross margin was 90% for the fiscal 2005 second quarter compared to 91% in the fiscal 2004 second quarter. The slight decrease is mainly due to a higher mix of royalty bearing revenue in the fiscal 2005 second quarter. Research and development expenses decreased to $10.3 million in the fiscal 2005 second quarter compared to $12.7 million in the fiscal 2004 second quarter due to the completion of merger-related research and development and incremental research and development regarding the Company's initiative for content and platform improvements. Sales and marketing expenses decreased to $22.7 million in the fiscal 2005 second quarter from $23.2 million in the fiscal 2004 second quarter. This decrease was primarily due to a decrease in marketing expense in the fiscal 2005 second quarter. General and administrative expenses decreased to $6.2 million in the fiscal 2005 second quarter compared to $6.4 million in the fiscal 2004 second quarter mainly due to lower legal expense. Amortization of intangible assets and deferred compensation in the fiscal 2005 second quarter was $2.7 million, or $0.03 per basic and $0.02 per diluted share, compared to $3.0 million, or $0.03 per basic and diluted share, in the fiscal 2004 second quarter. Restructuring and other non-recurring charges decreased to $1.1 million in the fiscal 2005 second quarter as compared to $5.0 million in the fiscal 2004 second quarter. This expense decreased primarily due to the completion of the restatement of the SmartForce PLC historical financial statements in the fiscal year ended January 31, 2004. The restructuring and non-recurring expense reflected in the fiscal 2005 second quarter relates primarily to the ongoing SEC investigation, the re-filing of statutory tax returns as a result of the restatement of the SmartForce PLC historical financial statements, and costs associated with international restructuring activities.

SkillSoft had approximately $87.2 million in cash, cash equivalents, short-term investments and restricted cash as of July 31, 2004 compared to $106.5 million as of April 30, 2004. The decrease in cash is primarily due to the Company making the final payment of $22.0 million in connection with the NETg litigation settlement and the final payment of $6.0 million in connection with the 1998 securities class action settlement. At the end of July 2004, the court granted a preliminary approval order relating to the 2002 securities class action settlement. As a result, we made the first half of the 2002 securities class action settlement payment, or $15.25 million, in August 2004, which reduced our cash, cash equivalents and short-term investments from the July 31, 2004 balance.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2005 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 9 days in the fiscal 2005 second quarter as compared to 14 days in the year ago period and 12 days in the first quarter of fiscal 2005. On a gross basis, which considers all items billed as receivables, DSOs were 77 days in the fiscal 2005 second quarter compared to 106 days in the year ago quarter and 76 days in the fiscal 2005 first quarter.

SkillSoft had deferred revenue of approximately $113.0 million as of July 31, 2004, which reflects a decrease of $5.3 million compared to the approximately $118.3 million as of April 30, 2004. This decrease is mainly the result of a higher proportion of quarterly billing contracts as compared to annual
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billing contracts signed in the fiscal 2005 second quarter, as quarterly billing contracts yield less deferred revenue than annual billing contracts in the quarter in which they are signed.

FISCAL 2005 OUTLOOK

The Company's targeted revenue range of $221 million to $225 million and targeted net income range of $21.0 million to $24.0 million, or $0.20 to $0.22 per basic and diluted share, for the fiscal year ending January 31, 2005 (fiscal
2005) remains unchanged. Although the Company's earnings outlook for fiscal 2005 remains unchanged, it has been impacted by two separate events. First, the annual earnings outlook has been impacted by $6.5 million of incurred and projected additional expenses in fiscal 2005 associated with the virtual classroom product offering. These expenses include:

      - $2.3 million for purchased technology and related development expense in the second quarter ended July 31, 2004;

      - $1.4 million of incremental research and development expense anticipated to be paid to an outside party for the modification of the purchased technology that is expected to occur in the third quarter ending October 31, 2004;

      - $0.8 million regarding the final payment for the purchased technology anticipated in the fourth quarter ending January 31, 2005; and

      - $2.0 million of incremental hosting, software amortization and sales and marketing expenses over the final two quarters of fiscal 2005 to support the launch of the virtual classroom offering.

Second, these costs are expected to be offset by a reduction in the Company's provision for income tax as a result of the tax treatment applied to the NETg settlement. Although that settlement was reflected in the fiscal 2004 results of operations for accounting purposes, due to the timing of the cash payments to NETg, $22.0 million of the settlement amount will be included as a deduction in the calculation of the fiscal 2005 provision for income tax. After giving effect to both the additional expenses associated with the virtual classroom software acquisition and the tax benefit described above, the Company's targeted Generally Accepted Accounting Principles (GAAP) net income for fiscal 2005 remains unchanged, at between $21.0 million and $24.0 million, or $0.20 to $0.22 per basic and diluted share.

The Company's quarterly revenue targets for the fiscal 2005 third and fourth quarters as set forth in its press release issued on June 3, 2004 remain unchanged at $52.0 to $56.0 million and $64.0 to $67.0 million, respectively. The Company's quarterly earnings targets for the fiscal 2005 third and fourth quarters as set forth in its press release issued on June 3, 2004 remain unchanged at $0.04 to $0.055 and $0.105 to $0.125, respectively, per basic and diluted share.

The Company now anticipates that annual capital expenditures will be in the range of $9.0 million to $10.0 million as compared to the previous range of $7.5 million to $8.5 million. This increase is due to additional capital expenditures expected to be made to introduce SkillSoft's virtual classroom product offering later in this fiscal year. The Company expects its cash position to be approximately $62.0 to $70.0 million as of January 31, 2005 taking into consideration the additional cash needed for the purchased virtual classroom technology, related operating expense and related incremental capital expenditures.

The Company is assessing the impact of the recent SEC action against a former SmartForce executive to determine the expenses to SkillSoft that are expected to result under its director and officer indemnification arrangements. The earnings outlook described above includes $500,000 per quarter to cover all SkillSoft expenses associated with the SEC investigation and the re-filing of tax returns relating to the restatement of the SmartForce historical financial statements. The earnings outlook described above would have to be revised if these expenses are higher.
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The Company's outlook excludes the impact of potential restructuring charges, as well as the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses. The outlook also excludes the effect of financing arrangements and Company stock buyback transactions that could impact outstanding shares and thereby the Company's EPS outlook.

CONFERENCE CALL

In conjunction with the release, management will conduct a conference call on Wednesday, September 1, 2004 at 5:00 p.m. ET to discuss the Company's fiscal 2005 second quarter and fiscal 2005 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
(973) 935-8511. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 8:00 p.m. ET on September 1, 2004 until 11:59 p.m. ET on September 8, 2004. The replay number is (973) 341-3080, passcode:
5114280. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within the Global 2000. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management platform and virtual classroom technology and support services.

Content offerings include SkillSoft's Business Skills Library and IT Skills and Certification Library; ITPro, BusinessPro, FinancePro, EngineeringPro, OfficeEssentials, and ExecSummaries Referenceware(TM) collections by Books24x7; and health and safety compliance courseware by GoTrain. Skillsoft's complementary technologies include SkillPort, the Company's learning management platform with its powerful Search-and-Learn capabilities, and SkillSoft Dialogue, the Company's newly introduced virtual classroom offering with associated tools for blended learning solutions. For more information, visit www.skillsoft.com.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include difficulties in integrating the organizations of SmartForce and SkillSoft, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of September 1, 2004. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.
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                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

          (UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                         THREE MONTHS ENDED                SIX MONTHS ENDED
                                                              JULY 31,                         JULY 31,
                                                    -----------------------------   -----------------------------
                                                        2004             2003            2004            2003
                                                    -------------    ------------   -------------    ------------
Revenues                                            $      50,625    $     45,109   $     103,442    $     88,722
Cost of revenues                                            5,257           4,180          10,335           9,677
                                                    -------------    ------------   -------------    ------------
 Gross profit                                              45,368          40,929          93,107          79,045

Operating expenses:
 Research and development                                  10,347          12,650          19,791          25,432
 Selling and marketing                                     22,664          23,227          47,026          46,574
 General and administrative                                 6,182           6,401          12,236          13,085
 Legal settlements                                             --          44,000              --          46,250
 Amortization of stock-based compensation                     300             471             648             961
 Amortization of intangible assets                          2,390           2,518           4,812           4,924
 Restructuring and other non-recurring items                1,090           4,986           1,675          11,538
 Purchased technology and related expenses                  2,292              --           2,292              --
                                                    -------------    ------------   -------------    ------------

Total operating expenses                                   45,265          94,253          88,480         148,764

Other income / (expense), net                                 (32)             17            (211)             21
Interest income, net                                          241             231             364             594
Gain on sale of investments, net                               --              --              --           3,682
                                                    -------------    ------------   -------------    ------------
 Income / (loss) before provision for income taxes            312         (53,076)          4,780         (65,422)

Provision for income taxes - cash                             (79)            150              62             379
Provision for income taxes - non-cash                        (966)             --             158              --
                                                    -------------    ------------   -------------    ------------
Net income / (loss)                                 $       1,357    $    (53,226)  $       4,560    $    (65,801)
                                                    =============    ============   =============    ============

Net income / (loss), per share, basic               $        0.01    $      (0.53)  $        0.04    $      (0.66)
                                                    =============    ============   =============    ============
Basic weighted average common shares outstanding      105,421,510      99,615,128     104,304,852      99,609,891
                                                    =============    ============   =============    ============
Net income / (loss), per share, diluted             $        0.01    $      (0.53)  $        0.04    $      (0.66)
                                                    =============    ============   =============    ============
Diluted weighted average common shares outstanding    110,555,106      99,615,128     110,647,070      99,609,891
                                                    =============    ============   =============    ============

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                         SKILLSOFT PLC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                            (UNAUDITED, IN THOUSANDS)

                                                          JULY 31, 2004    JANUARY 31, 2004
                                                          -------------    ----------------
ASSETS

CURRENT ASSETS:
 Cash, cash equivalents and short term investments          $ 86,843          $ 61,340
 Restricted cash                                                 400            25,044
 Accounts receivable, net                                     42,202            72,775
 Prepaid expenses and other current assets                    16,947            24,759
                                                            --------          --------
Total current assets                                         146,392           183,918

 Property and equipment, net                                   8,532             6,447
 Goodwill                                                    125,570           125,878
 Acquired intangible assets, net                              20,934            25,745
 Long term investments                                           209               266
 Other assets                                                     71               124
                                                            --------          --------
Total assets                                                $301,708          $342,378
                                                            ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

 Accounts payable                                           $  5,220          $  6,588
 Accrued expenses                                             52,069            92,117
 Deferred revenue                                            112,972           134,328
                                                            --------          --------
 Total current liabilities                                   170,261           233,033

 Total long term liabilities                                  21,678            23,587

 Total stockholders' equity                                  109,769            85,758
                                                            --------          --------
 Total liabilities and shareholders' equity                 $301,708          $342,378
                                                            ========          ========